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                                                                      Exhibit 99

[HEALTH MANAGEMENT SYSTEMS LOGO]

Nasdaq:HMSY
HEALTH MANAGEMENT SYSTEMS, INC.
401 Park Avenue South
New York, New York  10016
(212) 685-4545
(212) 857-5004 (fax)



                                 PRESS RELEASE

Release:             December 11, 2001

Contact:             Kathy L. Arendt, Corporate Secretary
                     (212) 857-5486
                     (212) 857-5973 (fax)
                     E-Mail: invest@hmsy.com
                     http://www.hmsy.com



 HEALTH MANAGEMENT SYSTEMS, INC. ANNOUNCES DIVESTITURE OF DECISION SUPPORT GROUP

New York, NY, December 11, 2001 - Health Management Systems, Inc. (Nasdaq: HMSY) announced today the sale of its healthcare decision support software business, Health Care microsystems, Inc., to an HCm executive management group. HCm, which will be renamed Avega Health Systems, had merged with HMSY in 1995. Proceeds from the sale, which are subject to certain pre-close price adjustments and transaction costs, were $9.2 million in cash, plus assumption by Avega of $0.6 million of HMSY liabilities.

William F. Miller III, Chairman and Chief Executive Officer of HMSY, commented:
"The sale of HCm completes a process that was initiated a year ago when I announced that the Company would concentrate on its core businesses. Since then, we have divested our electronic billing, credit balance audit, and decision support divisions, and withdrawn from the payor software market. HMSY enters 2002 sharply focused on the Provider and Payor Revenue Services businesses in which it has the expertise, technology and track record necessary to compete most effectively."

HMSY furnishes proprietary information and revenue cycle management services to healthcare providers and payors, including government health service agencies. The Company's offerings benefit its clients by enhancing revenue, accelerating cash flow, and reducing operating and administrative costs.


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